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                                                                    EXHIBIT 99.3

ADAMS RESPIRATORY THERAPEUTICS, INC. CLOSES INITIAL PUBLIC OFFERING

         CHESTER, NJ - (JULY 26, 2005) - Adams Respiratory Therapeutics, Inc. (Nasdaq: ARXT) today announced the completion of its initial public offering of 9,142,500 shares of its common stock at a price of $17.00 per share. The offering consisted of 6,889,500 newly issued shares sold by Adams and 2,253,000 shares sold by selling stockholders. Adams's common stock began trading on Nasdaq National Market under the symbol "ARXT" on July 21, 2005.

         Merrill Lynch & Co. and Morgan Stanley were the joint book-running managers of the offering. Deutsche Bank Securities and RBC Capital Markets acted as co-managers.

         Copies of the prospectus may be obtained from the offices of Merrill Lynch & Co., 4 World Financial Center, 250 Vesey Street, New York, NY 10080 or Morgan Stanley at 1585 Broadway, New York, NY 10036-8200.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement.

ABOUT ADAMS RESPIRATORY THERAPEUTICS, INC.

         Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Media Inquiries:  Julie Rosenberg
Ruder Finn
rosenbergj@ruderfinn.com
(212) 715-1581

Investor Relations: Ann Sommerlath
RF Binder
(212) 994-7600
Ann.Sommerlath@RFBinder.com